SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

           Certificate and Notice of Termination of Registration Under
  Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                     0-30373
                             ----------------------
                             Commission File Number

                                  CardXX, Inc.
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             (Exact name of registrant as specified in its charter)

                  701 Automation Drive, Windsor, Colorado 80550
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              (Address of registrant's principal executive offices)

                     Common Stock, $.001 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   |_|          Rule 12h-3(b)(1)(i)    |_|
          Rule 12g-4(a)(1)(ii)  |X|          Rule 12-h-3(b)(1)(ii)  |_|
          Rule 12g-4(a)(2)(i)   |_|          Rule 12h-3(b)(2)(i)    |_|
          Rule 12g-4(a)(2)(ii)  |_|          Rule 12h-3(b)(2)(ii)   |_|
                                             Rule 15(d)-6           |_|

      Approximate number of holders of record as of the certification or notice date: 358
      ---

      Pursuant to the requirements of the Securities Exchange Act of 1934, CardXX, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  October 10, 2001                    By:/s/ Philip A. Worack
                                              ----------------------------------
                                              Philip A. Worack
                                              Chairman of the Board